EXHIBIT 99  -  PRESS RELEASE

FOR IMMEDIATE RELEASE

Rotoblock Completes Merger with daifuWaste, a Leading Medical Waste Management Company in China

Increasing regulation of medical waste in China aids new venture

BEIJING (May 10, 2011) – Rotoblock Corp. (OTC BB: RTBC), a publicly-owned California-based corporation investing in emerging technology opportunities in China, has completed a share exchange with daifuWaste Management Holding Limited, headquartered in Beijing, China.

A privately held medical waste treatment company, daifuWaste has taken over a majority ownership in publicly-owned Rotoblock.  The company expects to update the details of the new capital structure in a forthcoming 8-K filing.

daifuWaste is a leading provider of medical waste disposal management in China, supplying advanced medical waste equipment, systems, disposal and management.  Founded in 2003 by Dr. Michael Choy with offices in Beijing, Shanghai, Shenzhen and Hong Kong, daifuWaste operates through its direct Chinese subsidiaries marketing Daifu brand medical waste treatment systems, with ten systems currently in operation throughout China. Daifu’s client base consists of hospitals and non-hospital medical establishments, including Hospital No. 302 in Beijing, a major medical institution in China.  In 2008, Daifu donated a mobile medical waste treatment system to aid Sichuan province after the area suffered a massive earthquake. Daifu’s medical waste treatment non-incinerated systems offer a safer and more efficient alternative to managing medical waste. Unlike incinerators, which can release dangerous substances into the air, Daifu’s system eliminates the risk of dioxins and consumes less energy.  The equipment works under high-pressure and high-temperature and uses recycled steam to sterilize and disinfect the medical waste. After treatment, the medical waste is non-recognizable and harmless, ready for landfill.  The technology is also more efficient and environmentally-friendly with lower maintenance costs and fully compliant with international health standards.

Because of its population, the developing status of medical waste regulation and enforcement, and a general push to curb environmental waste, China is considered the largest growth market in the world for medical waste treatment technologies and management.  Recent outbreaks of disease in China, like SARS, bird flu, H1N1 and other dangerous pathogens have prompted a government mandate on increasing the regulation of medical waste materials from hospitals.  The evolving policy is helping to expand what Rotoblock CEO Chien Chih Liu already considers a 5+ billion RMB (US$750 million) industry.

“The poor economy over the past few years gave us time to review several emerging markets and we identified medical waste treatment as a growing industry,” said Mr. Liu.  “The medical industry continues to grow and the timing of China’s new policies has put Daifu in a key position to supply the most effective technology for dealing with these environmental health risks while improving quality of life. This merger is the best value for Rotoblock’s shareholders in part because the medical waste business provides a beneficial service to the health of the population.”

Dr. Michael Choy, founder of daifuWaste, says China’s recent growth has also brought along with it a desire to improve the quality of life.  With basic needs met, the population is becoming aware of the importance of recycling, air pollution and toxic waste.  The aging population has grown more concerned about making the environment safe and clean. In 2003 an alarming number of cases of unregulated medical waste sparked the foundation of Daifu. Chinese incinerators' emission of dioxin levels is now tightened more than ever before by China’s government. According to the Wall Street Journal, China is implementing a plan for the removal of all current incinerators by 2015.

After several years of growth in this market, Dr. Choy says that the timing is right for Rotoblock and Daifu to bring the company public and expand its international operations to accelerate business development.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

CONTACT:

Chien Chih Liu
Chief Executive Officer
707-578-5220